CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in Amendment No. 1 of this Registration Statement on Form SB-2 of Rock City Energy Corp. (formerly Vallenar Holdings, Inc.) for the registration of 8,000,000 shares of its common stock and to the incorporation therein of our report dated March 23, 2007, with respect to the financial statements of Rock City Energy Corp. (formerly Vallenar Holdings, Inc.), and to the reference to our firm under the caption “Experts” in the Prospectus.

Mendoza Berger & Company LLP

/s/ Mendoza Berger & Company LLP
Irvine, California
June 8, 2007